UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2023

AKERNA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39096	83-2242651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Larimer Street, #246, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 932-6537

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KERN	NASDAQ Capital Market
Warrants to purchase Common Stock	KERNW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On January 27, 2023, Akerna Corp., a Delware corporation (“Akerna”), entered into a securities purchase agreement (the “SPA”) with Akerna Canada Ample Exchange Inc. (“Akerna Exchange”) and POSaBIT Systems Corporation (“POSaBIT”). Upon the terms and subject to the satisfaction of the conditions described in the SPA, including approval of the transaction by Akerna’s stockholders, Akerna will sell to POSaBIT (or a subsidiary of POSaBIT) all of the membership interests in MJ Freeway, LLC (“MJF”) and Akerna Exchange will sell to POSaBIT all of the outstanding capital stock of Ample Organics Inc. (“Ample”) (jointly, such sales, the “Sale Transaction”) for a purchase price of $4,000,000 in cash.

The purchase price is subject to adjustment at closing of the Sale Transaction based on the amount by which estimated closing working capital varies from target working captial (as set forth in the SPA), reduction for closing indebtedness, reduction closing transaction expenses and reduction for credit referral payments under certain commercial agreements entered into by and between Akerna and POSaBIT contemporaneously with the signing of the SPA. The purchase price is subject to further adjustment post-closing upon delivery of the post-closing statement by POSaBIT within 75 days after the closing pursuant to the same adjustment provisions subject to a $500,000 cap on any post-closing working capital adjustments.

The SPA contains customary representations, warranties and covenants of Akerna and POSaBIT, including covenants relating to the conduct of the business of MJF and Ample from the date of signing the SPA through closing of the Sale Transaction and obtaining the requisite approval of the stockholders of Akerna. Under the terms of the SPA, Akerna has also agreed not to solicit from any person an acquisition proposal (as defined in the SPA) for either MJW and Ample or for Akerna.

In connection with the Sale Transaction, Akerna has agreed to hold a meeting of its stockholders to approve the SPA and the Sale Transaction under Delaware law (along with certain matters related to the merger transaction as described below). The board of directors of Akerna (the “Board”) has agreed to recommend the approval of the SPA and the Sale Transaction to the stockholders and to solicit proxies in support of the approval of the matters at the meeting of the stockholders. The SPA contains a limited contractual ability for the Board, in accordance with its fiduciary duties to the stockholders, to change its recommendation to the stockholders upon receipt of a superior offer subject to certain terms and conditions therein, including providing POSaBIT notice of the superior offer and time to make a counter-proposal to amend the terms of the SPA.

Under the SPA, Akerna and POSaBIT have agreed to provide limited indemnification to each other with respect to certain tax matters, in each case capped at a maximum amount of $500,000.

The closing of the Sale Transaction is subject to customary closing conditions, including, among other things, (i) the required approval of the stockholders of Akerna, (ii) the accuracy of the representations and warranties of the parties made in the SPA, subject to materiality qualifiers, and (iii) compliance by the parties with their respective covenants under the SPA. Further, closing of the Sale Transaction is conditioned on the simultaneous closing of the merger transaction, as described below. The obligation of POSaBIT to close on the Sale Transaction is also subject to satisfaction of certain additional conditions, including, among other things, (i) retention of certain key employees and 80% of other designated employees, (ii) MJF’s contracts with the State of Pennsylvania and the State of Utah remaining in effect, (iii) material contracts constituting no more than 50% of MJF and Ample’s recurring subscription revenue that is up for renewal between the date of the SPA and the closing shall have terminated, otherwise ceased to be in full force and effect, or been subject to a notice of termination or non-renewal, (iv) the State of Pennsylvania shall not have issued a change order to provide expanded software access to third parties, and (v) as an additional closing condition solely with respect to the sale of Ample, completion of certain limited due diligence on Ample.

The parties may terminate the SPA upon mutual consent. POSaBIT may terminate the SPA for (i) a material breach, inaccuracy in or failure to perform any representations, warranty, covenant or agreement made by Akerna that would give rise to a failure of the closing conditions, (ii) impossibility of closing conditions, (iii) failure to obtain the approval of the Akerna stockholders, (iv) a change in the Board’s recommendation of the Sale Transaction to the stockholders or failure to hold the stockholders meeting, (v) the Board changing its recommendation and accepting a superior offer, and (vi) failure to close. Akerna may terminate the SPA for (i) a material breach, inaccuracy in or failure to perform any representations, warranty, covenant or agreement made by POSaBIT that would give rise to a failure of the closing conditions, (ii) impossibility of closing conditions, and (iii) acceptance of a superior offer.

In the event that POSaBIT or Akerna terminates the SPA pursuant to certain of the sections set forth above, Akerna will be required to pay POSaBIT a termination fee of $140,000 and reimburse POSaBIT for its reasonable fees and expenses up to $60,000.

Merger Agreement

Concurrently with the execution of the SPA, on January 27, 2023, Akerna entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gryphon Digital Mining, Inc. (“Gryphon”) and Akerna Merger Co. (“Akerna Merger”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the stockholders of Akerna and Gryphon, Akerna Merger will be merged with and into Gryphon (the “Merger”), with Gryphon surviving the Merger as a wholly-owned subsidiary of Akerna. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) each share of Gryphon capital stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable per share portion of the “merger consideration” as set forth in the allocation statement to be delivered pursuant to the Merger Agreement (“merger consideration” is defined in the Merger Agreement to mean a number of shares of common stock of Akerna equal to (a) the quotient obtained by dividing (i) the number of shares of Akerna capital stock on a fully diluted basis (the “Akerna Fully Diluted Share Number”) by (ii) 0.075, minus (b) the Akerna Fully Diluted Share Number minus (c) the number of shares of common stock of Akerna the warrants of Gryphon will become exercisable for upon closing of the Merger); (ii) each outstanding warrant of Gryphon will be assumed by Akerna and become a warrant to purchase an adjusted number of shares of common stock of Akerna, at an adjusted exercise price per share but subject to the same terms and conditions as the warrant of Gryphon.

Following closing of the Merger, the former Gryphon equityholders immediately before the Merger are expected to own approximately 92.5% of the outstanding capital stock of Akerna on a fully diluted basis and the equityholders of Akerna immediately before the Merger are expected to own approximately 7.5% of the outstanding capital stock of Akerna on a fully diluted basis.

Upon closing of the Merger, Akerna will be renamed Gryphon Digital Mining, Inc., and will be headquartered in Las Vegas, Nevada. Rob Chang will serve as Chief Executive Officer of the combined company. The Merger Agreement provides that the Board of Directors of the combined company will be comprised of seven members of which a minimum of five will be filled upon completion of the Merger, one designated by Akerna, being Jessica Billingsley, its current Chief Executive Officer, and the remaining six positions to be designated by Gryphon.

The Merger Agreement contains customary representations, warranties and covenants of Akerna and Gryphon, including covenants relating to the conduct of the business of both Akerna and Gryphon from the date of signing the Merger Agreement through closing of the Merger, obtaining the requisite approval of the stockholders of Akerna and Gryphon and maintain the listing of the common stock of Akerna on the NASDAQ Capital Market and applying for the continued listing of Gryphon after the closing of the Merger on the NASDAQ Capital Market. Under the terms of the Merger Agreement, Akerna has also agreed not to solicit from any person an acquisition proposal (as defined in the Merger Agreement) for Akerna.

In connection with the Merger, Akerna will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a prospectus and a proxy statement, and will seek the approval of Akerna’s stockholders with respect to certain actions, including the following (collectively, the “Akerna Stockholder Proposals”):

(i)	the Sale Transaction and the SPA;

(ii)	issuance of the shares of common stock of Akerna comprising the merger consideration;

(iii)	the change of control of Akerna resulting from the transactions contemplated by this Agreement pursuant to the rules of NASDAQ;

(iv)	the post-closing equity plan for Akerna;

(v)	the post-closing board composition;

(vi)	an amendment to the certificate of incorporation of Akerna to effect a reverse stock split;

(vii)	an amendment to the certificate of incorporation of Akerna to increase the number of authorized shares of Akerna; and

(viii)	an amendment to the certificate of incorporation of Akerna to change the name of Akerna.

The Board has agreed to recommend the approval of the Akerna Stockholder Proposals to the stockholders and to solicit proxies in support of the approval of the Akerna Stockholder Proposals at a meeting of the stockholders to be held for that purpose.

The Merger Agreement contains a limited contractual ability for the Board, in accordance with its fiduciary duties to the stockholders, to change its recommendation to the stockholders upon receipt of a superior proposal subject to certain terms and conditions therein, including providing Gryphon notice of the superior proposal and time to make a counter-proposal to amend the terms of the Merger Agreement.

Under the Merger Agreement, Akerna has agreed to maintain certain indemnity rights (including advancing expenses) of the current officers and directors of Akerna as they exist in the governing documents of Akerna and maintain director and officers insurance for a period of 6 years following the closing of the Merger.

The closing of the Merger is subject to customary closing conditions, including, among other things, (i) the required approval of the stockholders of Akerna and Gryphon, (ii) the accuracy of the representations and warranties of the parties made in the Merger Agreement, subject to materiality qualifiers, (iii) compliance by the parties with their respective covenants under the Merger Agreement, and (iv) the approval of NASDAQ of the continued listing of Gryphon after the closing of the Merger. Further, closing of the Merger is conditioned on the simultaneous closing of the Sale Transaction. The obligation of Gryphon to close the Merger is also subject to satisfaction of certain additional conditions, including, among other things, (i) no Akerna material adverse effect, (ii) the exchanges contemplated in the exchange agreement (as dsecribed below) being completed, (iii) all redemptions of Akerna preferred stock being completed, (iv) all other exchanges being completed, (v) the winding down of Akerna’s legacy business, and (vi) Akerna having $500,000 in cash on hand.

The parties may terminate the Merger Agreement upon mutual consent. Either party may terminate the Merger Agreement (i) if any of the representations or warranties of the other party set forth in the Merger Agreement shall not be true and correct or if the other party has failed to perform any covenant or agreement on the part of such party set forth in the Merger Agreement, (ii) the Merger is not consummated by the outside date (July 15, 2023), (iii) there is a governmental order prohibiting the Merger, and (iv) failure to obtain the stockholder vote. Gryphon may terminate the Merger Agreement if (i) the Board changes its recommendation to stockholders with respect to the Merger, (ii) the Board fails to reaffirm its recommendation to stockholders with respect to the Merger following a tender offer for Akerna, (iii) the Board fails to reaffirm its recommendation to stockholders with respect to the merger following a publicly announced acquisition proposal for Akerna, (iv) Akerna breaches its non-solicitation provisions, or (v) the Board resolves to do any of the above. Akerna may terminate the Merger Agreement for acceptance of a superior proposal.

In the event that Gryphon or Akerna terminates the Merger Agreement pursuant to certain of the sections set forth above, Akerna will be required to pay Gryphon a termination fee of $275,000, less any reimbursed expenses.

Exchange Agreement

Concurrently with the signing of the Merger Agreement, Akerna entered into exchange agreements (the “Exchange Agreements”) with each of the holders (each, a “Holder”) of its senior secured convertible notes (the “Notes”) issued pursuant to a securities purchase agreement dated October 5, 2021 (the “Purchase Agreement”).

Pursuant to the Exchange Agreements, each Holder has agreed to exchange a certain aggregate conversion amount of the Notes no greater than the lesser of (i) the aggregate amount then outstanding under the Notes and (ii) such portion of the maximum note amount set forth in the Exchange Agreement for such Holder that is convertible into 19.9% of the common stock of Akerna then outstanding into such number of shares of newly designated Series C Preferred Stock of Akerna, which will have an aggregate voting power and economic value equal to the aggregate number of shares of common stock then issuable upon conversion of such amount of Note.

The Series C Preferred Stock will have the terms and conditions set forth in the Certificate of Designation of the Series C Preferred Stock which is attached to the Exchange Agreement. The Series C Preferred Stock is non-convertible, voting preferred stock. Upon the closing of a change of control transaction, the Series C Preferred Stock will be automatically redeemed pursuant to its terms for consideration of a share equivalent basis equal to the same consideration held after the consummation of the change of control transaction by a stockholder that held one share of common stock prior to the consummation of the change of control transaction. The Series C Preferred Stock can also be redeemed for cash at the option of Akerna and in limited circumstances redeemed for cash at the option of the holder.

Under the Exchange Agreements, Akerna has agreed that 50% of the gross proceeds from any subsequent placement will be used to repay the aggregate amounts then outstanding under the Notes, allocated pro rata to the holders of Notes then outstanding based on the aggregate principal amount of Notes outstanding as of the time of such applicable subsequent placement (“Subsequent Placement Redemption”).

Further, Akerna has agreed that on or prior to the closing of the Merger, if any Notes are then outstanding, Akerna will consummate one or more Company Optional Redemptions (as defined in the Notes) pursuant to Section 9(a) of the Notes (as amended under the Exchange Agreements), using the lesser of (A) the difference of (I) the sum of (x) all cash then held by Akerna (or any of its subsidiaries) and (y) any cash to be paid, directly or indirectly, to Akerna (or any of its subsidiaries) in connection with the transactions contemplated by the Merger Agreement and/or the SPA, as applicable, less (II) $500,000 and (B) an aggregate amount of cash equal to the Company Optional Redemption Price of the aggregate Conversion Amount (as defined in the Notes) of the Notes then outstanding (with each such Company Optional Redemption allocated pro rata to the holders of Notes then outstanding based upon the aggregate principal amount of Notes then outstanding) (the “Cash Sweep”).

Upon closing of the Merger, the Exchange Agreements provide that if any portion of the Notes remain outstanding other than such portion of the applicable Company Optional Redemption Price of the Notes to be paid in cash pursuant to the Cash Sweep, to exchange the remaining Conversion Amount of the Notes into such aggregate number of shares of common stock (the “New Note Exchange Shares”) equal to the quotient of (A) the applicable Company Optional Redemption Price of the remaining Conversion Amount of the Notes then outstanding divided by (B) the lower of (x) the lowest volume weighted average price of the Common Stock during the five (5) Trading Day period ending, and including, the Trading Day immediately prior to the closing and (y) the Conversion Price (as defined in the Notes) in effect as of the closing; and (ii) in accordance with the terms of the Series C Certificate of Designations, the Series C Preferred Stock shall be exchanged into the Change of Control Redemption/Exchange Consideration (as defined in the Series C Certificate of Designations) (with any shares of common stock included in such applicable Change of Control Redemption/Exchange Consideration, if any, the “New Preferred Exchange Shares”, and together with the New Note Exchange Shares, the “Final Closing Exchange Shares”); provided, however, that to the extent that any issuances of Final Closing Exchange Shares to a Holder at the closing in accordance herewith or pursuant to the Series C Certificate of Designations, as applicable would result in such Holder and its other Attribution Parties (as defined in the Note) exceeding the Maximum Percentage (as defined in the Note) (as calculated in accordance with Section 3(d)(i) of the Note) (a “Maximum Percentage Event”), then such Holder shall not be entitled to receive such aggregate number of Final Closing Exchange Shares in excess of the Maximum Percentage (and shall not have beneficial ownership of such Final Closing Exchange Shares (or other equivalent security) as a result of the closing (and beneficial ownership) to such extent of any such excess), such remaining portion of such Final Closing Exchange Shares that would have otherwise been issued to the Holder at the Final Closing (such remaining portion of Final Closing Exchange Shares, the “Abeyance Shares”), such portion of the Note and/or shares of Series C Preferred Stock, as applicable, shall alternatively be exchanged for the right to receive such Abeyance Shares (with a beneficial ownership and issuance limitation substantially in the form of Section 3(d) of the Note, mutatis mutandis), at such time or times as its right thereto would not result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times, if any, such Holder shall be granted such remaining portion of such Abeyance Shares in accordance herewith and/or pursuant to the Series C Certificate of Designations, as applicable.

Akerna and each of the Holders waived, in part, the terms and conditions of Section 9(a) of the Notes such that, in connection with any Subsequent Placement Redemption and/or the Cash Sweep, as applicable, the Note shall be subject to a Company Optional Redemption (as defined in the Note) (for the avoidance off doubt, at the applicable Company Optional Redemption Price (as defined in the Note) of the Conversion Amount subject to such Company Optional Redemption) without the requirement to satisfy any Equity Conditions (as defined in the Note) and a Company Optional Redemption Date (as defined in the Note) as of the date of consummation of such subsequent placement and/or the Cash Sweep, as applicable. Further, unless and until the Merger Agreement terminates prior to the consummation of the transactions contemplated thereunder, each Holder waived, in part, the Available Cash Test (as defined in the Note) in Section 14(r)(i) of the Note and the Daily Available Cash Test (as defined in Section 4(ff) of the Purchase Agreement), such that the Available Cash Test and the Daily Available Cash Test shall be deemed satisfied for the Holder if at least a certain amount set forth in the Exchange Agreement is held in the Master Restricted Account of such Holder.

In addition, subject to certain conditions, each Holder agreed to grant to Akerna certain releases from the security documents securing the Notes to permit Akerna to consummate the Sale Transaction and the Merger.

The closing of the exchange of a certain portion of the Notes into the Series C Preferred Stock and the exchange of any remaining Notes and the Series C Preferred Stock into shares of common stock at the Closing of the Merger is subject to certain customary conditions and, in relation to the exchange into Series C Preferred Stock, subject to Akerna completing a subsequent placement for gross aggregate proceeds of at least $500,000.

The Exchange Agreements contain customary representations, warranties and covenants made by Akerna and the Holders party thereto.

Akerna and Lender Support Agreements

In connection and concurrently with the execution of the SPA and the Merger Agreement, the executive officers and directors of Akerna who hold shares of Akerna’s common stock entered into support agreements with POSaBIT and Gryphon, respectively, relating to the Sales Transaction and the Merger, respectively (the “Akerna Support Agreements”). The Akerna Support Agreements provide, among other things, that the stockholders who are parties thereto will vote all of the shares of Akerna capital stock held by them in favor of the Akerna Stockholder Proposals and against any competing acquisition proposals. The Akerna Support Agreements also place certain customary restrictions on the transfer of shares of Akerna held by the respective signatories thereto prior to the closing of the Sale Transaction or Merger, respectively.

Additionally, each of the Holders of the Notes entered into support agreement with Akerna relating to the Sale Transaction and the Merger, respectively (the “Lender Support Agreements”). The Lender Support Agreements provide, among other things, that the Holders will vote all of the shares of Akerna capital stock held by them in favor of the Akerna Stockholder Proposals and against any competing acquisition proposals. The Lender Support Agreements also place certain customary restrictions on the transfer of shares of Akerna held by the respective signatories thereto prior to the closing of the Sale Transaction or Merger, respectively.

Note Repricing Letter

On January 27, 2023, pursuant to Section 7(f) of the Notes, Akerna provided notice (the “Note Repricing Letter”) to the Holders of the Notes seeking the consent of such Holders under Section 7(f) of the Notes to lower the conversion price of the Notes to $1.20. Akerna may terminate the alternative conversion price at any time on or following the date that is the later of (i) 14 calendar days from the effective time of the lower conversion price and (ii) the date on which the Company closes on a subsequent equity offering for a minimum of $500,000 in gross aggregate proceeds, which subsequent offering will not include the offering of Excluded Securities (as defined in the Notes).

The foregoing descriptions of the SPA, the Merger Agreement, the Exchange Agreements, the Akerna Support Agreements, the Lender Support Agreements and the Note Repricing Letter (collectively, the “Transaction Documents”) do not purport to be complete and are qualified in their entirety by reference to the full text of the Transaction Documents, which are filed as Exhibits 2.1 through 2.6, 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

The Transaction Documents have been attached to this Current Report on Form 8-K to provide investors with information regarding their terms. The Transaction Documents are not intended to provide any other factual information about any party thereto or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Transaction Documents were made only for purposes of the Transaction Documents as of the specific dates set forth therein, were solely for the benefit of the parties thereto, may be subject to important qualifications and limitations agreed upon by the parties for the purposes of allocating contractual risk among such parties of establishing these matters as facts, and may be subject to standards of materiality applicable to such contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the Transaction Documents or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Transaction Documents, which subsequent information may or may not be fully reflected in Akerna’s public disclosures.

Item 3.03. Material Modifications to Rights of Security Holders.

The information in Item 1.01 is incorporated by reference into this Item 3.03.

As a result of the adjustment to the conversion price of the Notes, pursuant to the terms of Akerna’s common stock purchase warrants issued on July 5, 2022 (the “Warrants”), the exercise price of the Warrants was automatically adjusted in the same proportion as the adjustment to the conversion price of the Notes from $3.518 to $0.88. The Warrants may only currently be exercised on a cashless basis.

Item 7.01. Regulation FD Disclosure.

On January 27, 2023, Akerna, POSaBIT and Gryphon issued a joint press release announcing the SPA and the Merger Agreement. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information in this Item 7.01, and Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description

2.1*	Securities Purchase Agreement, dated January 27, 2023, by and among Akerna and POSaBIT
2.2*	Agreement and Plan of Merger, dated January 27, 2023, by and among Akerna, Akerna Merger Co and Gryphon
2.3	Form of Support Agreement, dated January 27, 2023, by and among POSaBIT and each of the parties named therein
2.4	Form of Support Agreement, dated January 27, 2023, by and among Gryphon and each of the parties named therein
2.5	Form of Support Letter, dated January 27, 2023, by and among Akerna and certain lenders in relation to the Sale Transaction
2.6	Form of Support Letter, dated January 27, 2023, by and among Akerna and certain lenders in relation to the Merger
10.1*	Exchange Agreement, dated January 27, 2023, by and among Akerna and certain lenders
10.2	Form of Repricing Letter, dated January 27, 2023, by and among Akerna and certain lenders
99.1	Joint Press Release of Akerna, Gryphon and POSaBIT dated January 27, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Additional Information and Where to Find It

This Current Report on Form 8-K may be deemed to be solicitation material with respect to the proposed transactions between Akerna and Gryphon and between Akerna and POSaBIT. In connection with the proposed transactions, Akerna intends to file relevant materials with the United States Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4 that will contain a prospectus and a proxy statement. Akerna will mail the proxy statement/prospectus to the Akerna stockholders, and the securities to be issued pursuant to the prospectus may not be sold or exchanged until the registration statement becomes effective. Investors and securityholders of Akerna and Gryphon are urged to read these materials when they become available because they will contain important information about Akerna, Gryphon and the proposed transactions. This Current Report on Form 8-K is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Akerna may file with the SEC or send to securityholders in connection with the proposed transactions. Investors and securityholders may obtain free copies of the documents filed with the SEC, once available, on Akerna’s website at www.akerna.com, on the SEC’s website at www.sec.gov or by directing a request to Akerna’s Investor Relations at (516) 419-9915.

This Current Report on Form 8-K is not a proxy statement or a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transactions, and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Each of Akerna, Gryphon, POSaBIT and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Akerna in connection with the proposed transactions. Information about the executive officers and directors of Akerna are set forth in Akerna’s Definitive Proxy Statement on Schedule 14A relating to the 2022 Annual Meeting of Stockholders, filed with the SEC on April 19, 2022. Other information regarding the interests of such individuals, who may be deemed to be participants in the solicitation of proxies from the stockholders of Akerna, will be set forth in the proxy statement/prospectus, which will be included in Akerna’s registration statement on Form S-4 when it is filed with the SEC. You may obtain free copies of these documents as described above.

Cautionary Statements Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements based upon the current expectations of Akerna. Forward-looking statements involve risks and uncertainties and include, but are not limited to, statements about the structure, timing and completion of the proposed transactions; the listing of the combined company on Nasdaq after the closing of the proposed merger; expectations regarding the ownership structure of the combined company after the closing of the proposed merger; the expected executive officers and directors of the combined company; the expected cash position of each of Akerna and Gryphon and the combined company at the closing of the proposed merger; the future operations of the combined company; and other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) the risk that the conditions to the closing of the proposed transactions are not satisfied, including the failure to timely obtain stockholder approval for the transactions, if at all; (ii) uncertainties as to the timing of the consummation of the proposed transactions and the ability of each of Akerna, Gryphon and POSaBIT to consummate the proposed merger or sale transaction, as applicable; (iii) risks related to Akerna’s ability to manage its operating expenses and its expenses associated with the proposed transactions pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transactions; (v) the risk that as a result of adjustments to the exchange ratio, Akerna stockholders and Gryphon stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Akerna’s common stock relative to the exchange ratio; (vii) unexpected costs, charges or expenses resulting from either or both of the proposed transactions; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transactions; (ix) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its business plan; and (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transactions, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in Akerna’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the SEC, and in other filings that Akerna makes and will make with the SEC in connection with the proposed transactions, including the proxy statement/prospectus described under “Additional Information and Where to Find It.” You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Except as required by law, Akerna expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: January 27, 2023	AKERNA CORP.

	By:	/s/ Jessica Billingsley
		Name:	Jessica Billingsley
		Title:	Chief Executive Officer